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                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                     ________________________



                           FORM 8-K

                        CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported)
                        August 26, 1997



                           FMC CORPORATION
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)



             Delaware               1-2376           94-0479804
   ----------------------------  ------------   -------------------
   (State or other jurisdiction  (Commission      (I.R.S. Employer
        of incorporation)        File Number)   Identification No.)



           200 East Randolph Drive, Chicago, Illinois     60601
           ------------------------------------------------------
            (Address of principal executive offices)    Zip Code)



                            (312) 861-6000
                    ------------------------------
                    Registrant's telephone number,
                         including area code
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Item 5.  Other Events

On August 26, 1997, FMC Corporation issued the following release:

FMC, HARSCO SIGN DEFINITIVE AGREEMENT TO SELL UNITED DEFENSE, L.P. TO THE CARLYLE GROUP

CHICAGO, August 26, 1997 -- FMC Corporation, Harsco Corporation and The Carlyle Group today announced that FMC and Harsco have signed a definitive agreement for the sale of United Defense, L.P. to The Carlyle Group for $850 million.

FMC is the managing general partner and 60 percent owner of United Defense, which was formed in 1994 by combining FMC's Defense Systems Group with Harsco Corporation's BMY Combat Systems Division. Harsco owns the remaining 40 percent. United Defense supplies ground combat and naval weapons systems for the U.S. and military customers around the world. United Defense had 1996 sales of $1 billion.

The transaction has been approved by the boards of directors of FMC and Harsco and is expected to be completed within 90 days.

FMC Chairman and Chief Executive Officer Robert N. Burt said: "FMC has a proud heritage of supporting security needs worldwide by providing advanced combat vehicle and weapons delivery systems. We're proud of our products and proud of the people who make those products."

"At the same time, we have a responsibility to continually assess our business portfolio to create value for our shareholders, on-going excellence for our customers and long-term opportunities for our employees. It's clear that in today's environment of fewer defense dollars and continuing consolidations within the industry, these interests are best served by the sale of our defense business. For FMC, the sale will lead to higher earnings growth and increased shareholder value. United Defense employees will benefit from being part of a company that has the experience and resources to focus on the defense industry."

Burt continued: "The sale of the defense business does not change our strategy of growing our commercial operations. However, we believe our cash flow, particularly with the sale of United Defense, currently exceeds our needs. We'll be searching for the best way to return funds to our shareholders consistent with maintaining our investment grade credit rating."

Carlyle Managing Director William E. Conway, Jr., said: "Carlyle is excited about the prospect of helping to make the future of United Defense as great as its past. United Defense is committed to continue to provide outstanding products and service to the Department of Defense, its allies and friends."

United Defense is the prime contractor and systems integrator for the Crusader, the U.S. Army's $20 billion next-generation artillery development system. Other major programs include the Bradley family of fighting vehicles, M109 field artillery vehicles, M88 recovery vehicles, M1 Breacher, M9 Armored Combat Earthmover and M113 armored personnel carriers. The company also is a provider of certain naval ordnance, supplying naval missile launchers and guns. United Defense has established a good working relationship with Army depots and successfully privatized the Louisville (Kentucky) Naval Ordnance Station. The company employs 5,700.

The Carlyle Group is a global private investment firm, based in Washington, D.C., which originates, structures and acts as lead equity investor in acquisitions within highly focused industry groups and is the leading private buyer of defense and aerospace businesses. Founded in 1987, The Carlyle Group currently has under management in excess of $1.8 billion of equity capital.
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Harsco Corporation (NYSE:  HSC) is a diversified $1.6 billion, Fortune 1000 industrial services and products company with over 14,000 employees and operations at more than 175 major locations in 30 countries. Harsco's eight divisions are industry leaders in providing Metal Reclamation and Mill Services for metals producers, Infrastructure and Construction services and products, and Process Industry Products.

FMC Corporation is one of the world's leading producers of chemicals and machinery for industry, government and agriculture. The Chicago-based company reported annual sales of $5 billion in 1996, with international sales to more than 100 countries accounting for 48 percent of total annual revenues. FMC employs 22,000 people at 117 manufacturing facilities in 24 countries. The company divides its businesses into four major segments: Performance Chemicals, Industrial Chemicals, Machinery and Equipment, and Defense Systems.
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                            SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            FMC CORPORATION


                            By /s/ J. Paul McGrath
                              -------------------------------
                               Senior vice president, general
                                counsel and secretary



Date August 26, 1997